Exhibit 99.1

News Release	Energy Partners, Ltd.
201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

EPL To Acquire Oil Weighted Central Gulf of Mexico Shelf Properties

•	Legacy assets with reserves of ~8 million boe, 84% oil and 63% proved developed producing

•	Production of ~3,000 boe/d, 92% oil complementing existing oily East Bay core field

•	Positive operating synergies, accretive cash flow metrics, limited P&A exposure

•	EPL plans to issue senior notes and expand credit facility to enhance liquidity

New Orleans, Louisiana, January 13, 2011…Energy Partners, Ltd. (NYSE:EPL) today announced it has executed a purchase and sale agreement to acquire producing oil and natural gas assets in the shallow-water central Gulf of Mexico (GOM) shelf from Anglo-Suisse Offshore Partners, LLC for $201.5 million.

The assets are currently producing approximately 3,000 net barrels of oil equivalent (boe) per day about 92 percent of which is oil. The properties include three main complexes and field areas in Main Pass blocks 296/301/311, South Pass blocks 33/49, and West Delta blocks 26/27/28/29/47 on the GOM shelf, in the vicinity of EPL’s existing core South Timbalier and East Bay operations. Estimated proved reserves as of the December 31, 2010 effective date totaled approximately 8 million boe, 84% of which are oil. Of the estimated proved reserves, 63% are proved developed producing reserves comprised of 92% oil. The currently estimated asset retirement obligation to be assumed in the acquisition is expected to total approximately $30 million.

Gary Hanna, EPL’s CEO commented, “This asset acquisition is a meaningful first step towards growth for our Company and is an excellent fit with our existing legacy assets. It strengthens our reserve base while growing our production volumes and expanding our drilling and exploration portfolio as we move into 2011. These centrally located, shallow water fields complement our core assets with high quality, low cost recompletion opportunities with the added benefit of upside drilling potential. We will immediately implement a plan to pursue currently identified exploitation opportunities on the properties being acquired, which have not had significant drilling activity for a number of years. Concurrently, our technical teams are optimistic about identifying additional reserves from higher impact exploration and exploitation prospects. We believe these prolific areas still hold significant untapped potential that can be illuminated through the use of seismic reprocessing techniques.”

Gary Hanna continued, “We have reviewed many acquisition alternatives, but this set of oily assets allows us to conservatively leverage our currently debt free balance sheet. This transaction fits perfectly as the assets complement our existing oil-weighted, shallow GOM portfolio and enhance our baseline oil production. This asset acquisition is accretive given its high oil and proved producing component and operating synergies, in addition to its low P&A and decommissioning liabilities and upside potential. Post transaction, we expect our debt metrics to remain well below our peer group and free cash flow to remain healthy. We plan to enhance our liquidity through an expanded but unused revolving facility and the generation of free cash flow.”

EPL intends to fund the acquisition from proceeds from the issuance of senior notes at closing. Additionally, the Company is pursuing an expanded unused senior credit facility which should create additional liquidity. As of December 31, 2010, the Company had estimated cash on hand in excess of $33 million and no debt. EPL also plans to implement a hedge program weighted towards oil in conjunction with the acquisition to provide downside protection.

The purchase is subject to preferential rights-to-purchase held by other working interest owners in a number of the properties, and the closing of the transaction is subject to customary closing conditions and adjustments. The acquisition is subject to completion of financing. The effective date is December 31, 2010, with closing expected in the first quarter of 2011.

Description: Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, LA and Houston, TX. The Company’s operations are concentrated in the shallow to moderate depth waters in the Gulf of Mexico focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL “expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; planned and unplanned capital expenditures; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with the properties to be acquired in the acquisition; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

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